Exhibit 99.1
Natera Reports Third Quarter 2026 Financial Results

AUSTIN, Texas, November 5, 2026 /BUSINESS WIRE/ — Natera, Inc. (NASDAQ: NTRA), a global leader in cell-free DNA and precision medicine, today reported its financial results for the third quarter ended September 30, 2026.
Recent Financial Highlights
•Generated total revenues of $794.0 million in the third quarter of 2026, compared to $592.2 million in the third quarter of 2025, an increase of 34.1%.
•Generated a gross margin1 of 64.7% in the third quarter of 2026, compared to a gross margin1 of 64.9% in the third quarter of 2025. Excluding revenue true-ups, third quarter non-GAAP gross margin2 increased by 137 basis points over the second quarter of 2026.
•Processed approximately 1,093,100 tests in the third quarter of 2026, compared to approximately 893,600 tests in the third quarter of 2025, an increase of 22.3%.
•Processed approximately 339,500 oncology tests in the third quarter of 2026, compared to approximately 211,000 in the third quarter of 2025, an increase of 60.9%. Clinical molecular residual disease (MRD) oncology units grew 32,700 units over the second quarter of 2026.
•Increased cash by approximately $5.7 million3 as of September 30, 2026 compared to June 30, 2026.
•Raised 2026 annual revenue guidance by $140 million at the midpoint, from $2.850 billion - $2.910 billion to $3.005 billion - $3.035 billion.
Third Quarter Ended September 30, 2026 Financial Results

Total revenues were $794.0 million in the third quarter of 2026 compared to $592.2 million in the third quarter of 2025, an increase of 34.1%. The increase in revenues was driven by an increase in volume and average selling price improvements.
Natera processed approximately 1,093,100 tests in the third quarter of 2026, including approximately 1,080,300 tests accessioned in its laboratory, compared to approximately 893,600 tests processed, including approximately 879,700 tests accessioned in its laboratory, in the third quarter of 2025.

In the third quarter of 2026, Natera recognized revenue on approximately 1,024,800 tests for which results were reported to customers in the period (tests reported), including approximately 1,012,100 tests reported from its laboratory, compared to approximately 832,900 tests reported, including approximately 819,900 tests reported from its laboratory, in the third quarter of 2025, an increase of 23.0% from the prior period.

Gross profit1 for the three months ended September 30, 2026 and 2025 was $513.5 million and $384.4 million, respectively, representing a gross margin1 of 64.7% and 64.9%, respectively. This was primarily as a result of higher revenues and continued progress in reducing cost of revenues, offset by a smaller benefit from changes in estimates. Changes in estimates for the three months ended September 30, 2026 and 2025 increased revenue and, as a result, increased gross margin1 by 1.5% and 3.6%, respectively, and increased gross profit1 by $32.3 million and $55.1 million, respectively. The decrease in the change in estimate reflects the continued accumulation of historical collection experience, which has resulted in our estimates of variable consideration at the time of revenue recognition more closely approximating subsequent cash collections.

Gross margin1 for the three months ended June 30, 2026 was 64.5%. Excluding the change in estimates in revenue accruals of approximately $32.3 million and $52.3 million during the three months ended September 30, 2026 and June 30, 2026, respectively, Natera's non-GAAP gross margin2 increased by approximately 1.4% sequentially.

Total operating expenses, representing research and development expenses and selling, general and administrative expenses, for the third quarter of 2026 was $576.1 million, compared to $482.0 million in the same period of the prior year, an increase of 19.5%. The increase was primarily driven by headcount growth to support new product offerings as well as increases in clinical trial expenses. Amortization of acquired intangible assets for the third quarter of 2026 was $5.7 million. No such amortization occurred in the third quarter of 2025.

Loss from operations for the third quarter of 2026 was $68.3 million compared to $97.6 million for the same period of the prior year.

Natera’s net loss for the third quarter of 2026 was $59.9 million, or ($0.42) per diluted share, compared to a net loss of $87.5 million, or ($0.64) per diluted share, in the third quarter of 2025. Weighted average shares outstanding were 144.1 million in the third quarter of 2026 compared to 137.2 million for the same period in the prior year.
At September 30, 2026, Natera held approximately $1,097.2 million in cash, cash equivalents, and restricted cash, compared to $1,076.1 million as of December 31, 2025. As of September 30, 2026, Natera had a total outstanding debt balance of $80.3 million, including accrued interest under its line of credit with UBS at a variable interest rate of 30-day SOFR plus 50 bps.
Financial Outlook
Natera anticipates 2026 total revenue of $3.005 billion to $3.035 billion; gross margin1 to be approximately 64% to 66%; selling, general and administrative costs to be approximately $1.225 billion to $1.300 billion; research and development costs to be $825 million to $925 million; and cash flow to be positive.

Test Volume Summary

Unit	QTD 2026	QTD 2025	Definition
Tests processed	1,093,100	893,600	Tests accessioned in our laboratory plus units processed outside of our laboratory
Tests accessioned	1,080,300	879,700	Tests accessioned in our laboratory
Tests reported	1,024,800	832,900	Total tests reported
Tests reported in our laboratory	1,012,100	819,900	Total tests reported in our laboratory less units reported outside of our laboratory
About Natera
Natera™ is a global leader in cell-free DNA and precision medicine, dedicated to oncology, women’s health, and organ health. We aim to make personalized genetic testing and diagnostics part of the standard-of-care to protect health and inform earlier, more targeted interventions that help lead to longer, healthier lives. Natera’s tests are supported by more than 400 peer-reviewed publications that demonstrate excellent performance. Natera operates ISO 13485-certified and CAP-accredited laboratories certified under the Clinical Laboratory Improvement Amendments (CLIA) in Austin, Texas, San Carlos, California, and Boulder, Colorado. For more information, visit www.natera.com.
Conference Call Information

Event:	Natera’s Third Quarter Financial Results Conference Call
Date:	Thursday, November 5, 2026
Time:	1:30 p.m. PT (4:30 p.m. ET)
Live Dial-In:	1-833-461-5787 (Domestic) 1-585-542-9983 (International)
Conference ID:	221 556 643
Webcast Link:	https://events.q4inc.com/attendee/221556643
Forward-Looking Statements
This press release contains forward-looking statements under the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts, including statements regarding our market opportunity, anticipated products and launch schedules, reimbursement coverage, product costs, and gross margins, commercial and strategic partnerships and acquisitions, user experience, clinical trials and studies, and our strategies, goals and general business and market conditions, are forward-looking statements. Any forward-looking statements contained in this press release are based upon Natera’s current plans, estimates, and expectations, as of the date of this release, and are not a representation that such plans, estimates, or expectations will be achieved.
These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including: we face numerous uncertainties and challenges in achieving our financial projections and goals; we may be unable to further increase the use and adoption of our products through our direct sales efforts or through our laboratory partners; we have incurred net losses since our inception and we anticipate that we will continue to incur net losses for the foreseeable future; our quarterly results may fluctuate from period to period; unless otherwise indicated, all financial data for the current and prior quarters are unaudited and subject to adjustment in connection with the completion of our quarterly and annual financial reporting processes; our estimates of market opportunity and forecasts of market growth may prove to be inaccurate; we may be unable to compete successfully with existing or future products or services offered by our competitors; we may engage in acquisitions, dispositions or other strategic transactions that may not achieve our anticipated benefits and could otherwise disrupt our business, cause dilution to our stockholders or reduce our financial resources; our products may not perform as expected; the results of our clinical studies may not support the use and reimbursement of our tests, particularly for microdeletions screening, and may not be able to be replicated in later studies required for regulatory approvals or clearances; if either of our primary CLIA-certified laboratories becomes inoperable, we will be unable to perform our tests and our business may be harmed; we rely on a limited number of suppliers or, in some cases, single suppliers, for some of our laboratory instruments and materials and may not be able to find replacements or immediately transition to alternative suppliers; if we are unable to successfully scale our operations, our business could suffer; the marketing, sale, and use of Panorama and our other products could result in substantial damages arising from product liability or professional liability claims that exceed our resources; we may be unable to expand, obtain or maintain third-party payer coverage and reimbursement for our tests, and we may be required to refund reimbursements already received; third-party payers may withdraw coverage or provide lower levels of reimbursement due to changing policies, billing complexities or other factors; we could incur substantial costs and delays complying with governmental regulations; litigation and other regulatory or governmental proceedings related to our intellectual property or the commercialization of our tests, are costly, time-consuming, could result in our obligation to pay material judgments or incur material settlement costs, and could limit our ability to commercialize our tests; and any inability to effectively protect our proprietary technology could harm our competitive position or our brand.
We discuss these and other risks and uncertainties in greater detail in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports on Forms 10-K and 10-Q and in other filings that we make with the SEC from time to time. These documents are available on our website at www.natera.com under the Investor Relations section and on the SEC’s website at www.sec.gov.
We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement. In light of these risks, uncertainties and assumptions, you should not place undue reliance on our forward-looking statements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this presentation to conform these statements to actual results or to changes in our expectations.
References:
1.Gross profit is calculated as GAAP total revenues less GAAP cost of revenues. Gross margin is calculated as gross profit divided by GAAP total revenues.
2.Excluding the change in estimates in revenue accruals of approximately $32.3 million and $52.3 million during the three months ended September 30, 2026 and June 30, 2026, respectively, Natera’s non-GAAP gross margin increased by approximately 1.4% sequentially.
3.Includes GAAP cash, cash equivalents and restricted cash.

Contacts
Investor Relations
Mike Brophy, CFO, Natera, Inc., investor@natera.com
Media
Lesley Bogdanow, VP of Corporate Communications, Natera, Inc., pr@natera.com

Natera, Inc.
Consolidated Balance Sheets
(Unaudited)
(in thousands, except shares)

	September 30, 2026	December 31, 2025
		(1)
Assets
Current assets:
Cash, cash equivalents and restricted cash	$1,097,195	$1,076,140
Accounts receivable, net of allowance of $6,231 in 2026 and $8,018 in 2025	471,354	296,528
Inventory	91,704	68,443
Prepaid expenses and other current assets	62,359	55,828
Total current assets	1,722,612	1,496,939
Property and equipment, net	353,954	241,184
Operating lease right-of-use assets	129,445	108,541
Goodwill	141,100	141,070
Intangible assets	353,044	373,713
Other assets	48,260	36,897
Total assets	$2,748,415	$2,398,344

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$120,176	$33,156
Accrued compensation	112,541	92,603
Contingent consideration payable, current portion	45,873	21,580
Deferred revenue, current portion	36,596	24,907
Short-term debt financing	80,295	80,323
Other accrued liabilities	217,416	188,659
Total current liabilities	612,897	441,228
Contingent consideration payable, long-term portion	83,187	96,780
Deferred tax liability, long-term portion	701	701
Operating lease liabilities, long-term portion	142,617	118,473
Deferred revenue, long-term portion	15,781	17,062
Other liabilities	23,674	11,687
Total liabilities	878,857	685,931
Commitments and contingencies
Stockholders’ equity:
Common stock (2)	14	14
Additional paid in capital	4,857,666	4,488,679
Accumulated deficit	(2,987,994)	(2,776,022)
Accumulated other comprehensive loss	(128)	(258)
Total stockholders’ equity	1,869,558	1,712,413
Total liabilities and stockholders’ equity	$2,748,415	$2,398,344
(1)The consolidated balance sheet at December 31, 2025 has been derived from the audited consolidated financial statements at that date included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.
(2)As of September 30, 2026 and December 31, 2025, there were approximately 144,345,000 and 139,693,000 shares of common stock, respectively, issued and outstanding.

Natera, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)
(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
Revenues
Product revenues	$789,981	$590,197	$2,231,778	$1,634,660
Licensing and other revenues	4,000	1,986	11,599	5,955
Total revenues	793,981	592,183	2,243,377	1,640,615
Cost and expenses
Cost of product revenues	279,636	207,253	791,435	591,397
Cost of licensing and other revenues	871	548	2,443	1,465
Research and development	242,433	173,412	681,206	448,917
Selling, general and administrative	333,656	308,546	988,798	885,962
Amortization of acquired intangible assets	5,707	—	17,123	—
Total cost and expenses	862,303	689,759	2,481,005	1,927,741
Loss from operations	(68,322)	(97,576)	(237,628)	(287,126)
Interest expense	(903)	(1,045)	(2,685)	(3,078)
Interest and other income, net	9,612	11,284	28,665	35,441
Loss before income taxes	(59,613)	(87,337)	(211,648)	(254,763)
Income tax benefit (expense)	(299)	(207)	(324)	(655)
Net loss	$(59,912)	$(87,544)	$(211,972)	$(255,418)
Unrealized gain (loss) on available-for-sale securities and foreign currency translation adjustment	(20)	100	130	157
Comprehensive loss	$(59,932)	$(87,444)	$(211,842)	$(255,261)

Net loss per share:
Basic and diluted	$(0.42)	$(0.64)	$(1.48)	$(1.88)

Weighted-average number of shares used in computing basic and diluted net loss per share:
Basic and diluted	144,067	137,187	142,959	136,181